Exhibit 10.4

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

The FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Fourth Amendment”), dated as of April 11, 2012, is made by and among Salus Capital Partners, LLC (as assignee of Wells Fargo Bank, N.A.), in its capacity as agent (in such capacity, “Agent”) acting for and on behalf of itself and the lenders from time to time party to the Loan Agreement referred to below (capitalized terms used in this Fourth Amendment without definition have the respective meanings ascribed to such terms in the Loan Agreement) (collectively with Agent, the “Lenders”), the Lenders, and RoomStore Inc., a Virginia corporation, a debtor and debtor-in-possession (“Borrower” or “Debtor” and collectively with Agent and Lenders, the “Parties”).

W I T N E S S E T H:

WHEREAS, on the Petition Date, Borrower commenced its chapter 11 bankruptcy case (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), and Borrower retained possession of its assets and is authorized under title 11 of chapter 11 of the United States Code (the “Bankruptcy Code”) to continue the operation of its businesses as a debtor-in-possession; and

WHEREAS, prior to the commencement of the Chapter 11 Case, Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Retail Finance, LLC (“Wells Fargo”), made loans and advances and provided other financial or credit accommodations to Borrower secured by substantially all assets and properties of Borrower as set forth in the Pre-Petition Loan Documents; and

WHEREAS, the Bankruptcy Court entered the Interim Order (A) Authorizing Debtor to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; (D) Authorizing Debtor to Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent; and (E) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 (the “Interim Financing Order”) [Docket No. 53], pursuant to which Wells Fargo made post-petition loans and advances and provided other financial accommodations to Borrower, which advances and other financial accommodations were secured by substantially all the assets and properties of Borrower as set forth in the Interim Financing Order; and

WHEREAS, in connection with the Interim Financing Order, Borrower entered into the Ratification Agreement, which modified certain terms and provisions of the Pre-Petition Loan Documents; and

WHEREAS, the Bankruptcy Court entered the Final Order (A) Authorizing Debtor to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (D) Authorizing Debtor To Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent; (the “Final Financing Order”) [Docket No. 222] on January 5, 2012, as affirmed and modified by the Supplemental Order; and

WHEREAS, Wells Fargo, as both agent and lender, has assigned to Salus Capital Partners, LLC all of its right, title, and interest in to, and under the Loan Documents, such that Salus Capital Partners, LLC is the sole Lender and the Agent under the Loan Documents and the Pre-Petition Loan Documents and, in connection therewith Borrower, Agent and Lenders entered into that certain Third Amendment to Loan and Security Agreement and First Amendment to Ratification Agreement dated as of February 6, 2012, approved by the Bankruptcy Court on February 8, 2012 pursuant to the Order (I) Authorizing Debtor to Enter Into Amendment Agreement With Salus Capital Partners, LLC and (II) Supplementing Final Financing Order (the “Supplemental Order”) [Doc. No. 339]; and

WHEREAS, certain Events of Default have occurred and continue to exist as set forth on Exhibit A attached hereto (collectively, the “Existing Defaults”); and

WHEREAS, Borrower, Agent and Lenders desire to further amend certain provisions of the Loan Documents in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders mutually covenant, warrant and agree as follows:

1. AMENDMENTS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below, and the Loan Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Availability Block”: (a) from and after the Fourth Amendment Effective Date through May 31, 2012, $1,150,000, and (b) from and after June 1, 2012, $1,250,000.

(b) “Second Supplemental Order”: An order of the Bankruptcy Court (i) approving the terms, conditions, and amendments to the Loan Documents set forth in the Fourth Amendment, (ii) authorizing the Parties to enter into the Fourth Amendment, and (iii) supplementing and/or modifying the Final Financing Order and Supplemental Order.

(c) “Fourth Amendment”: The Fourth Amendment to Loan and Security Agreement dated as of April 11, 2012, by and among the Agent, the Lenders and the Borrower.

(d) “Fourth Amendment Effective Date”: The date on which the Bankruptcy Court shall have entered the Second Supplemental Order.

1.2 Amendments to Definitions. The Loan Agreement is hereby amended by deleting each of the defined terms set forth below and replacing them in their entirety, respectively, with the following:

(a) “Availability”: The lesser of (A) or (B), where

(A) is the result of

(i) The Revolving Credit Loan Ceiling, minus

(ii) The aggregate unpaid balance of the Loan Account, minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C’s.

(B) is the result of

(i) The Borrowing Base, minus

(ii) The aggregate unpaid balance of the Loan Account, minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C’s.

(b) “Borrowing Base”: The sum of the following:

(i) The face amount of Eligible Credit Card Receivables (including Borrower’s private label credit card receivables, so long as such credit card program remains available for new sales) multiplied by the Credit Card Advance Rate (less associated Receivables Reserves); plus

(ii) The lesser of (x) the Appraised Inventory Net Liquidation Value of Eligible Inventory multiplied by (1) from the Third Amendment Effective Date through the date two months thereafter, 95%, and (2) thereafter, 92% (less Inventory Reserves); and (y) 70% of the value of Eligible Inventory (calculated at the lower of Cost or market value); plus

(iii) The Appraised Real Property Net Liquidation Value of all Eligible Real Property multiplied by the Real Property Advance Rate (less any Real Property Reserves); plus

(iv) the MDG Advance Amount; plus

(v) the Pledged CDS Equity Amount; minus

(vi) the Availability Block; minus

(vii) Any Availability Reserves established by Agent.

(c) “Ratification Agreement”: The Ratification and Amendment Agreement dated as of December 14, 2011, by and among Borrower, Guarantor, Agent, and Lenders, as amended by the Third Amendment.

(d) “Revolving Credit Loan Ceiling”: Ten Million Dollars ($10,000,000.00)

(e) “Third Amendment”: The Third Amendment to Loan and Security Agreement and First Amendment to Ratification Agreement dated as of February 6, 2012 and approved by the Bankruptcy Court on February 8, 2012.

1.3 Amendment to Section 5.12 of the Loan Agreement. Section 5.12 (Minimum Availability) of the Loan Agreement is hereby deleted in its entirety.

1.4 Additional Availability Reserve. The Borrower, Agent and Lenders agree that in anticipation of the effectiveness of this Fourth Amendment, upon the execution and delivery of the Fourth Amendment, Agent and Lenders shall establish an additional temporary Availability Reserve in the amount of $400,000 (the “Temporary Reserve”), and after giving effect to the establishment of such Temporary Reserve, Agent and Lenders shall make available to Borrower the proceeds arising from the Liquidation of the inventory, lease designation rights and related assets on account of the Borrower’s Texas store locations, subject in all events to Availability under the Revolving Credit. The Temporary Reserve shall be eliminated upon the effectiveness of this Fourth Amendment on the Fourth Amendment Effective Date.

2. RELEASE.

2.1 Release of Pre-Petition Claims. Borrower hereby confirms, reaffirms, and restates the releases set forth in Section 9.1 of the Ratification Agreement as of the Fourth Amendment Effective Date, and acknowledges that such releases shall fully inure to the benefit of Agent and Lenders (each as a successor-in-interest to Wells Fargo) and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, and other representatives.

2.2 Releases Generally.

(a) Borrower understands, acknowledges, and agrees that the releases set forth in the Ratification Agreement and reaffirmed above as of the Fourth Amendment Effective Date, may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of the provisions of such releases.

(b) Borrower agrees that no fact, event, circumstance, evidence, or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in the Ratification Agreement and reaffirmed above and, when made.

3. CONDITIONS PRECEDENT.

The effectiveness of the Fourth Amendment, and Agent’s and Lenders’ obligation to extend to Borrower further Revolving Credit Loans, advances, or other financial accommodations under the Loan Documents, shall be subject to satisfaction, as determined by Agent, of the following conditions precedent (which, with respect to further Revolving Credit Loans and other financial accommodations, shall be continuing conditions precedent):

3.1 The receipt by Agent of an original (or electronic copy) of the Fourth Amendment, duly authorized, executed, and delivered by Borrower and Lenders;

3.2 The Bankruptcy Court shall have entered the Second Supplemental Order on terms and conditions acceptable to Agent;

3.3 Borrower shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows, and such other information as Agent and Lenders shall reasonably request from time to time;

3.4 No trustee, examiner, or receiver or the like shall have been appointed or designated with respect to Borrower, as debtor and debtor-in-possession, or its respective business, properties, and assets and no motion or proceeding shall be pending seeking such relief;

3.5 Other than the voluntary commencement of the Chapter 11 Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Fourth Amendment Effective Date; and

3.6 Except for the Existing Defaults, no Event of Default shall have occurred or be existing under any of the Loan Documents. The Borrower hereby acknowledges and agrees that (i) existing Events of Default have not, as of the Fourth Amendment Effective Date been waived and will continue as outstanding after the Fourth Amendment Effective Date; and (ii) the Lenders are not, by the Fourth Amendment waiving the existing Events of Default, or any of their rights, powers, or remedies with respect thereto; and (iii) the Lenders hereby expressly reserve all of their rights, remedies, and powers under the Loan Documents, at law, in equity, or otherwise;

3.7 Pursuant to section 2.13(a) of the Loan Agreement the Borrower is obligated to pay a portion of the termination fee in the amount of $37,500 (the “Fee”). The Fee shall be deemed fully earned and non-refundable on the Fourth Amendment Effective Date and the Lenders are authorized, in their sole discretion, to pay the Fee through the Lenders initiating a Revolving Credit Loan under the Loan Agreement.

4. MISCELLANEOUS.

4.1 Amendments and Waivers. Neither this Fourth Amendment nor any other instrument or document referred to herein or therein may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought. The Lenders are not, by this Fourth Amendment waiving the existing Events of Default, or any of their rights, powers, or remedies with respect thereto. The Lenders hereby expressly reserve all of their rights, remedies, and powers under the Loan Documents, at law, in equity, or otherwise.

4.2 Further Assurances. Borrower shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments, and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the Loan Documents or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain, and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of the Fourth Amendment, any of the Loan Documents.

4.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting the Fourth Amendment.

4.4 Counterparts. The Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of the Fourth Amendment by electronic mail (PDF), telefacsimile, or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of the Fourth Amendment. In making proof of the Fourth Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the Parties.

4.5 Additional Events of Default. The Parties acknowledge, confirm, and agree that the failure of Borrower to comply with any of the covenants, conditions, and agreements contained herein or in any other agreement, document, or instrument at any time executed by Borrower in connection herewith shall constitute an Event of Default under the Loan Documents.

4.6 Costs and Expenses. In addition to all other fees and expenses payable by the Borrower to Agent and Lenders under the Loan Documents, the Borrower shall reimburse Agent and Lenders for all costs and expenses, including reasonable actual and reasonable legal fees and expenses, incurred by Agent or any Lender in the structuring, negotiation, arrangement, or preparation of the Fourth Amendment, the Second Supplemental Order, the Loan Documents, and the agreements, documents, and/or instruments to be executed in connection herewith or contemplated hereby. Agent shall provide Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case with copies of invoices for all such fees and expenses, redacted as necessary to remove any attorney-client privileged information. Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case shall have the right to object to reimbursement by the Debtor of any such fees and expenses within seven (7) days of receipt of such invoices therefor. Any such fees and expenses not objected to within such seven (7) day period shall be added to the Post-Petition Liabilities and shall be payable in accordance with the terms of the Loan Documents.

IN WITNESS WHEREOF, the Parties have caused the Fourth Amendment to be duly executed as of the day and year first above written.

SALUS CAPITAL PARTNERS, LLC

By:	/s/ Kyle C. Shonak
Name: Kyle C. Shonak
Title: Senior Vice President

ROOMSTORE, INC.

By:	/s/ Lewis M. Brubaker, Jr.
Name: Lewis M. Brubaker, Jr.
Title: Senior Vice President and CFO

[Signature Page to Fourth Amendment to Loan and Security Agreement]